UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2017

JETPAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35170	90-0632274
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3939 West Drive, Center Valley, PA 18034

(Address of Principal Executive Offices) (Zip Code)

(610) 797-9500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 30, 2017, the board of directors (the “Board”) of JetPay Corporation (the “Company”) appointed Mr. Robert Frankfurt to fill the vacancy on the Board resulting from Fredrick S. Hammer’s resignation on August 2, 2016. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, Mr. Frankfurt was appointed to serve until the expiration of Mr. Hammer’s term at the 2019 annual meeting of the stockholders. Mr. Frankfurt was determined by the Board to be independent under the rules and regulations of the Nasdaq Stock Market (“NASDAQ”) and Securities and Exchange Commission. Mr. Frankfurt was also elected as a member and as chairman of the Audit Committee. The Board has determined that Mr. Frankfurt is able to read and understand fundamental financial statements, that Mr. Frankfurt is an "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K, and that Mr. Frankfurt is “independent” under the rules and regulations of NASDAQ and the SEC.

Mr. Frankfurt founded Myca Partners, Inc., an investment advisory services firm (“Myca”), in 2006 to invest in small cap U.S. public and private companies. Prior to forming Myca, Mr. Frankfurt spent more than a decade as a partner and senior portfolio manager at various investment partnerships. Mr. Frankfurt recently served on a number of public company boards, including Handy & Harman Ltd. (NASDAQ: HNH), an industrial products technology company, which was sold in October 2017 to Steel Partners Holdings L.P., Jive Software, Inc. (NASDAQ: JIVE), a global provider of communication and collaboration solutions for businesses and government agencies prior to its sale to ESW Capital, LLC for $462 million in June 2017, and Peerless Systems Corp (NASDAQ: PRLS). Mr. Frankfurt began his career as a financial analyst in the mergers and acquisition department of Bear, Stearns & Co. and later joined Hambro Bank America as an associate focused on mergers and acquisitions and venture capital transactions. Mr. Frankfurt graduated from the Wharton School of Business with a B.S. in Economics and received an MBA from the Anderson Graduate School of Management at UCLA.

Mr. Frankfurt has not been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person. Mr. Frankfurt has no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Like other non-employee directors of the Company, Mr. Frankfurt will receive a $10,000 annual retainer to be paid in quarterly installments in arrears and a $1,000 fee for each Board meeting attended in person or by teleconference. For his services as chairman of the Audit Committee, Mr. Frankfurt will also receive a $10,000 annual retainer paid in quarterly installments in arrears. Like other non-employee directors who serve on the Audit Committee, Mr. Frankfurt will also receive $500 for each committee meeting attended in person or by teleconference.

On May 23, 2017, following the death of Robert Palmer, a former director of the Company, the Company received a formal notice from NASDAQ advising the Company of its noncompliance with Listing Rule 5605(c)(2)(A) of NASDAQ, as disclosed by the Company in a Form 8-K filed on May 7, 2017, and notifying the Company that it had until November 3, 2017 to cure such noncompliance. As a result of Mr. Frankfurt’s election to the Board and the Audit Committee, the Audit Committee now consists of three members, each of whom is independent, in compliance with Listing Rule 5605(c)(2)(A).

Item 7.01	Regulation FD Disclosure.

On November 1, 2017, the Company issued a press release announcing the election of Mr. Frankfurt to serve on the Board and the Audit Committee, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 hereto is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed herewith:

Exhibit Number	Description

99.1	Press Release, dated November 1, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2017

JETPAY CORPORATION

By:	/s/ Gregory M. Krzemien
Name: Gregory M. Krzemien
Title: Chief Financial Officer